Exhibit 99.1

REDWOOD TRUST REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS

MILL VALLEY, CA – Wednesday, October 27, 2021 – Redwood Trust, Inc. (NYSE:RWT), a leader in expanding access to housing for homebuyers and renters, today reported its financial results for the quarter ended September 30, 2021.
Key Financial Results and Metrics
•GAAP net income was $88 million, or $0.65 per diluted common share
•GAAP book value per common share was $12.00 at September 30, 2021, up 4.7% from June 30, 2021
•Economic return on book value(1) of 6.5% for the third quarter and 26.6% year-to-date for 2021
•Recourse leverage ratio(2) of 2.2x at September 30, 2021
•Declared and paid a regular quarterly dividend of $0.21 per common share for the third quarter

Operating Business Highlights
Residential Lending
•Locked a record $4.7 billion(3) of jumbo residential loans; loan purchase commitments were $3.3 billion(4)
•Lock mix(3) was 59% purchase money loans and 41% refinancings; included 89% Select loans and 11% Choice loans
•Purchased $3.2 billion of jumbo loans; jumbo loan pipeline at September 30, 2021 included $2.8 billion of loans identified for purchase
•Distributed $2.9 billion of jumbo loans, including $2.4 billion through whole loan sales and one securitization backed by $449 million of loans
◦Completed SEMT 2021-6, leveraging RWT Horizons' investment in Liquid Mortgage to create the market's first non-agency residential mortgage-backed securitization leveraging blockchain-based technology
•Settled call rights on two Sequoia securitizations, purchasing $66 million of seasoned jumbo loans at par
•Year-to-date, have funded approximately $1 billion of jumbo residential loans through "Rapid Funding" programs since launching in the first quarter of 2021
•Subsequent to quarter end, in October, closed SEMT 2021-7, backed by $407 million of jumbo residential loans

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(1)    Economic return on book value is based on the period change in GAAP book value per common share plus dividends declared per common share in the period.
(2)    Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. Recourse debt excludes $8.5 billion of consolidated securitization debt (ABS issued and servicer advance financing) and other debt that is non-recourse to Redwood, and tangible stockholders' equity excludes $45 million of intangible assets.
(3)    Does not account for potential fallout from pipeline that typically occurs through the lending process.
(4)    Includes estimated potential fallout from locked pipeline that typically occurs through the lending process.

Business Purpose Lending
•Funded $639 million in business purpose loans, up 21% from the second quarter of 2021, including $394 million of single-family rental (SFR) loans and $245 million of bridge loans
◦66% of total origination volume was from repeat borrowers
•Completed two securitizations backed by $578 million of SFR and bridge loans, in aggregate
◦CAFL 2021-2, backed by $306 million of SFR loans
◦CAFL 2021-RTL1, backed by $272 million of bridge loans, CoreVest's first securitization of residential transitional loans. Transaction structured with $300 million of total funding capacity and a feature to allow reinvestment of loan payoffs for the first 30 months of the transaction
•Subsequent to quarter end, in October, priced CAFL 2021-3, backed by $304 million of SFR loans, CoreVest's 19th securitization overall

Portfolio and Financing Highlights
•Realized 2% asset price appreciation in securities portfolio, driven by continuing strong credit performance and spread tightening
•Completed the first-ever securitization backed entirely by residential Home Equity Investments (HEIs), issuing approximately $146 million of securities through a transaction co-sponsored with Point Digital; ongoing relationship with Point includes a flow agreement to purchase HEIs that could be securitized in future transactions
•Added over $350 million of financing capacity to support growth of operating platforms and completed a new $100 million non-marginable term financing collateralized by retained securities in our investment portfolio
•Maintained robust balance sheet with unrestricted cash of $557 million and available capital of $350 million at September 30, 2021

RWT Horizons Highlights
•Since inception, completed 11 technology venture investments, including six in the third quarter of 2021, that reflect the diversity of our operations and include firms that align with opportunities across our businesses

ESG Highlights
•Provided a comprehensive ESG review at Investor Day event in September, including disclosure of various ESG related metrics and an update on Redwood's key ESG priorities and commitments
•Implemented a women’s leadership program to promote the development and advancement of women within our organization

"After a historic first half of the year, we maintained remarkable momentum, achieving another quarter of book value growth and strong earnings. Our outperformance in the third quarter was driven by strength across all of our businesses, including notable volume records and industry 'firsts' in the securitization market. We continued to deliver on our innovative technology roadmap, both organically and through our RWT Horizons venture investment arm. As we execute our strategy, we expect to produce high-quality earnings from the diverse, durable and recurring revenue streams we have been augmenting over time," said Chris Abate, Chief Executive Officer of Redwood Trust.

Third Quarter 2021 Redwood Review Available Online
A further discussion of Redwood's business and financial results is included in the third quarter 2021 Redwood Review and the third quarter 2021 Investor Presentation which are available within the “Financials-Redwood Review” and "Events and Presentations" sections, respectively, on the Company’s investor relations website at ir.redwoodtrust.com.
Conference Call and Webcast
Redwood will host an earnings call today, October 27, 2021, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its third quarter 2021 financial results. The number to dial in order to listen to the conference call is 1-877-423-9813 in the U.S. and Canada. International callers must dial 1-201-689-8573. A replay of the call will be available through midnight on November 10, 2021, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #13723453.
The conference call will be webcast live in listen-only mode through the Events and Presentations section of Redwood Trust's Investor Relations website at https://ir.redwoodtrust.com/events-and-presentations/events. To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission by Tuesday, November 9, 2021, and also make it available on Redwood’s website.
About Redwood Trust
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly-traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn, Twitter, or Facebook.

Forward-Looking Statements:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the amount of residential mortgage loans that we identified for purchase during the third quarter of 2021 and at September 30, 2021, and expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase, statements relating to our estimates of our available capital, and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2020 under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Financial Performance	Three Months Ended
($ in millions, except per share data)	9/30/2021	6/30/2021	9/30/2020

GAAP net income	$88	$90	$142
GAAP net income per diluted common share	$0.65	$0.66	$1.02

GAAP book value per share	$12.00	$11.46	$9.41
Dividends per common share	$0.21	$0.18	$0.14

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	9/30/21	6/30/21	3/31/21	12/31/20	9/30/20

Interest income	$146	$139	$128	$122	$122
Interest expense	(104)	(108)	(103)	(98)	(100)
Net interest income	42	31	26	24	22
Non-interest income
Mortgage banking activities, net	63	54	83	54	59
Investment fair value changes, net	26	49	45	23	107
Other income	2	2	4	—	—
Realized gains, net	7	8	3	—	1
Total non-interest income, net	98	114	134	77	167
General and administrative expenses	(48)	(41)	(44)	(30)	(28)
Loan acquisition costs	(5)	(4)	(4)	(3)	(2)
Other expenses	(4)	(4)	(4)	(4)	(8)
Benefit from (provision for) income taxes	4	(7)	(12)	(8)	(9)
Net income	$88	$90	$97	$54	$142

Weighted average diluted shares (thousands) (2)	141,855	141,761	141,039	140,641	141,970
Diluted earnings per common share	$0.65	$0.66	$0.72	$0.42	$1.02
Regular dividends declared per common share	$0.21	$0.18	$0.16	$0.14	$0.14

(1)Certain totals may not foot due to rounding.
(2)In the periods presented above, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020, and September 30, 2020 were 114,662, 113,053, 112,999, 112,090, and 111,904, respectively.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Nine Months Ended September 30,
($ in millions, except share and per share data)	2021	2020

Interest income	$413	$450
Interest expense	(314)	(350)
Net interest income	98	100
Non-interest income (loss)
Mortgage banking activities, net	200	25
Investment fair value changes, net	121	(612)
Other income	8	4
Realized gains, net	18	30
Total non-interest income (loss)	347	(553)
General and administrative expenses	(132)	(85)
Loan acquisition costs	(12)	(8)
Other expenses	(12)	(104)
(Provision for) benefit from income taxes	(14)	13
Net income (loss)	$276	$(636)

Weighted average diluted shares (thousands)	141,575	113,952
Diluted earnings (loss) per common share	$2.03	$(5.60)
Regular dividends declared per common share	$0.55	$0.585

(1)Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	9/30/21	6/30/21	3/31/21	12/31/20	9/30/20

Residential loans	$6,216	$5,743	$4,702	$4,249	$4,495
Business purpose loans	4,694	4,409	4,172	4,136	3,956
Multifamily loans	483	485	490	492	491
Real estate securities	353	355	364	344	351
Other investments	422	309	323	348	385
Cash and cash equivalents	557	421	426	461	451
Other assets	347	275	420	324	273
Total assets	$13,073	$11,996	$10,897	$10,355	$10,402

Short-term debt	$1,751	$1,485	$1,254	$523	$483
Other liabilities	263	195	317	195	158
Asset-backed securities issued	8,184	7,537	6,672	7,101	7,172
Long-term debt, net	1,500	1,484	1,438	1,425	1,536
Total liabilities	11,697	10,701	9,681	9,244	9,349

Stockholders' equity	1,376	1,295	1,216	1,111	1,053

Total liabilities and equity	$13,073	$11,996	$10,897	$10,355	$10,402

Shares outstanding at period end (thousands)	114,662	113,053	112,999	112,090	111,904
GAAP book value per share	$12.00	$11.46	$10.76	$9.91	$9.41

(1)Certain totals may not foot due to rounding.

CONTACTS
Lisa M. Hartman
SVP, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com